                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. _________)*

               HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   ORDINARY SHARES, NOMINAL VALUE HK$0.25 EACH
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   44841T 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 15, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------

1.    Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only):

      HUTCHISON WHAMPOA LIMITED

      IRS IDENTIFICATION NO.:  NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power: 3,157,033,347
  Number of       --------------------------------------------------------------
   Shares         6.    Shared Voting Power: 0
Beneficially      --------------------------------------------------------------
  Owned by        7.    Sole Dispositive Power: 3,157,033,347
    Each          --------------------------------------------------------------
  Reporting       8.    Shared Dispositive Power: 0
Person With:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
      3,157,033,347 (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 70.2
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): HC, CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only):

      HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                  5.    Sole Voting Power: 3,157,033,347
  Number of       --------------------------------------------------------------
   Shares         6.    Shared Voting Power: 0
Beneficially      --------------------------------------------------------------
  Owned by        7.    Sole Dispositive Power: 3,157,033,347
    Each          --------------------------------------------------------------
  Reporting       8.    Shared Dispositive Power: 0
Person With:
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
      3,157,033,347 (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 70.2
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      CHEUNG KONG (HOLDINGS) LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  28,402,698 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 28,402,698 ORDINARY SHARES OF
Person With:            THE ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF
                        3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE
                        9 BELOW)
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      28,402,698 ORDINARY SHARES OF THE ISSUER (SEE ITEM 4(A))

      CHEUNG KONG (HOLDINGS) LIMITED EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.6%

      CHEUNG KONG (HOLDINGS) LIMITED EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): HC, CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only):

      CONTINENTAL REALTY LTD.

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  6,203,546 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 6,203,546 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 6,203,546 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.1

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      KAM CHIN INVESTMENT S.A.

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: PANAMA
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  1,443,083 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 1,443,083 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,443,083 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      SHINING HEIGHTS PROFITS LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  29,333 ORDINARY SHARES OF THE ISSUER
  Number of             (EXCLUDES BENEFICIAL  OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 29,333 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 29,333 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      WHITE RAIN ENTERPRISES LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  559,020 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 559,020 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 559,020 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      POLYCOURT LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  3,107,542 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL  OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 3,107,542 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 3,107,542 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.1

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      RICHLAND REALTY LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  1,003,239 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 1,003,239 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,003,239 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      TOP WIN INVESTMENT LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  1,425,499 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 1,425,499 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,425,499 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      HALDANER LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  144,327 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 144,327 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 144,327 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      WINBO POWER LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  3,150,135 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 3,150,135 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 3,150,135 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.1

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      GOOD ENERGY LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  527,545 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 527,545 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 527,545 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      ORIENTAL TIME INVESTMENT LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  1,636,998 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 1,636,998 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,998 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      WELL KARIN LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  3,026,261 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 3,026,261 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 3,026,261 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.1

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      FUMANDA LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  504,680 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 504,680 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 504,680 ORDINARY SHARES OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      HARVESTIME HOLDINGS LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  2,200,000 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 2,200,000 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 2,200,000 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      HARROWGATE INVESTMENTS LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  1,529,982 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 1,529,982 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,529,982 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      HISLOP RESOURCES LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  575,916 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 575,916 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 575,916 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      MIRABOLE LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  661,246 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 661,246 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 661,246 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      WEALTH PLEASURE LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  405,415 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL  OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 405,415 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 405,415 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      GUIDEFIELD LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  196,624 ORDINARY SHARES OF THE
  Number of             ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 196,624 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 196,624 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        CUSIP No. 44841T 10 7
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only):

      HEY DARLEY LIMITED

      IRS IDENTIFICATION NO.: NOT APPLICABLE
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (A) [ ]
      (B) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization: HONG KONG
--------------------------------------------------------------------------------
                  5.    Sole Voting Power:  72,307 ORDINARY SHARES OF THE ISSUER
  Number of             (EXCLUDES BENEFICIAL  OWNERSHIP OF 3,157,033,347
   Shares               ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
Beneficially      --------------------------------------------------------------
  Owned by        6.    Shared Voting Power: 0
    Each          --------------------------------------------------------------
  Reporting       7.    Sole Dispositive Power: 72,307 ORDINARY SHARES OF THE
Person With:            ISSUER (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347
                        ORDINARY SHARES WHICH ARE DISCLAIMED (SEE 9 BELOW))
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 72,307 OF THE ISSUER (SEE ITEM 4(A))

      THE REPORTING PERSON EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions):                                                         [ ]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9): 0.0

      THE REPORTING PERSON EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A))
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions): CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

Item 1(b).     Address of Issuer's Principal Executive Offices:

18/F, TWO HARBOURFRONT, 22 TAK FUNG STREET, HUNGHOM, KOWLOON, HONG KONG

Item 2(a).     Name of Person Filing:

(I)      HUTCHISON WHAMPOA LIMITED ("HWL")

(II)     HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED ("HTIHL")

(III)    CHEUNG KONG (HOLDINGS) LIMITED ("CKH")

(IV)     CONTINENTAL REALTY LTD. ("CRL")

(V)      KAM CHIN INVESTMENT S.A. ("KCI")

(VI)     SHINING HEIGHTS PROFITS LIMITED ("SHP")

(VII)    WHITE RAIN ENTERPRISES LIMITED ("WRE")

(VIII)   POLYCOURT LIMITED ("PL")

(IX)     RICHLAND REALTY LIMITED ("RRL")

(X)      TOP WIN INVESTMENT LIMITED ("TWI")

(XI)     HALDANER LIMITED ("HL")

(XII)    WINBO POWER LIMITED ("WPL")

(XIII)   GOOD ENERGY LIMITED ("GEL")

(XIV)    ORIENTAL TIME INVESTMENT LIMITED ("OTI")

(XV)     WELL KARIN LIMITED ("WKL")

(XVI)    FUMANDA LIMITED ("FL")

(XVII)   HARVESTIME HOLDINGS LIMITED ("HHL")

(XVIII)  HARROWGATE INVESTMENTS LIMITED ("HIL")

(XIX)    HISLOP RESOURCES LIMITED ("HRL")

(XX)     MIRABOLE LIMITED ("ML")

(XXI)    WEALTH PLEASURE LIMITED ("WPL")

(XXII)   GUIDEFIELD LIMITED ("GL")

(XXIII)  HEY DARLEY LIMITED ("HDL")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

(I)      HWL: 22ND FLOOR, HUTCHISON HOUSE, 10 HARCOURT ROAD, HONG KONG

(II)     HTIHL: 22ND FLOOR, HUTCHISON HOUSE, 10 HARCOURT ROAD, HONG KONG

(III)    CKH: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(IV)     CRL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(V)      KCI: C/O 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG
         KONG

(VI) SHP: P.O. BOX 957, OFFSHORE INCORPORATIONS CENTRE, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS

(VII)    WRE: P.O. BOX 3149, ROAD TOWN, PASEA ESTATE, TORTOLA, BRITISH VIRGIN
         ISLANDS

(VIII)   PL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(IX)     RRL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(X)      TWI: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XI)     HL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XII)    WPL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XIII)   GEL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XIV)    OTI: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XV)     WKL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XVI)    FL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XVII) HHL: P.O. BOX 957, OFFSHORE INCORPORATIONS CENTRE, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS

(XVIII) HIL: P.O. BOX 957, OFFSHORE INCORPORATIONS CENTRE, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS

(XIX) HRL: P.O. BOX 957, OFFSHORE INCORPORATIONS CENTRE, ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS

(XX)     ML:  7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XXI)    WPL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XXII)   GL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

(XXIII)  HDL: 7TH FLOOR, CHEUNG KONG CENTER, 2 QUEEN'S ROAD CENTRAL, HONG KONG

Item 2(c).     Citizenship:

(I)      HWL: HONG KONG

(II)     HTIHL: BRITISH VIRGIN ISLANDS

(III)    CKH: HONG KONG

(IV)     CRL: HONG KONG

(V)      KCI: PANAMA

(VI)     SHP: BRITISH VIRGIN ISLANDS

(VII)    WRE: BRITISH VIRGIN ISLANDS

(VIII)   PL: HONG KONG

(IX)     RRL: HONG KONG

(X)      TWI: HONG KONG

(XI)     HL: HONG KONG

(XII)    WPL: HONG KONG

(XIII)   GEL: HONG KONG

(XIV)    OTI: HONG KONG

(XV)     WKL: HONG KONG

(XVI)    FL: HONG KONG

(XVII)   HHL: BRITISH VIRGIN ISLANDS

(XVIII)  HIL: BRITISH VIRGIN ISLANDS

(XIX)    HRL: BRITISH VIRGIN ISLANDS

(XX)     ML: HONG KONG

(XXI)    WPL: HONG KONG

(XXII)   GL: HONG KONG

(XXIII)  HDL: HONG KONG

Item 2(d).     Title of Class of Securities:

ORDINARY SHARES, NOMINAL VALUE OF HK$0.25 EACH

Item 2(e).     CUSIP Number:

44841T 10 7

Item 3.

NOT APPLICABLE. THIS STATEMENT IS NOT FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C) OF THE ACT.

Item 4.        Ownership.

         (a)      Amount beneficially owned:

         (I) HWL: THROUGH ITS INDIRECT OWNERSHIP OF 100% OF THE ISSUED SHARES OF HTIHL, HWL BENEFICIALLY OWNS 3,157,033,347 ORDINARY SHARES OF THE ISSUER.

         (II)     HTIHL: DIRECTLY OWNS 3,157,033,347 ORDINARY SHARES OF THE
                  ISSUER.

         (III) CKH: THROUGH ITS DIRECT OR INDIRECT OWNERSHIP OF 100% OF THE ISSUED SHARES OF EACH OF THE REPORTING PERSONS SET FORTH IN
                  (IV) - (XXIII) BELOW (THE "CKH SUBSIDIARIES"), CKH BENEFICIALLY OWNS IN AGGREGATE 28,402,698 ORDINARY SHARES OF THE ISSUER. IN ADDITION, EACH OF THE CKH SUBSIDIARIES HOLDS A DIRECT INTEREST IN HWL WHICH IN AGGREGATE EQUALS APPROXIMATELY 49.97% OF THE ISSUED SHARES OF HWL. THROUGH ITS OWNERSHIP OF THE CKH SUBSIDIARIES AND RESULTING INDIRECT OWNERSHIP OF APPROXIMATELY 49.97% OF THE ISSUED SHARES OF HWL, CKH AND EACH OF THE CKH SUBSIDIARIES MAY, PURSUANT TO RULE 13D-3 UNDER THE ACT, BE DEEMED TO CONTROL THE VOTING AND DISPOSITION OF THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HWL AND HTIHL (THE "DISCLAIMED SHARES"). HOWEVER, PURSUANT TO RULE 13D-4 UNDER THE ACT, CKH AND EACH OF THE CKH SUBSIDIARIES EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE DISCLAIMED SHARES, AND THE FILING OF THIS SCHEDULE SHALL IN NO WAY BE CONSTRUED AS AN ADMISSION THAT CKH OR ANY CKH SUBSIDIARY IS, FOR PURPOSES OF SECTION 13(D) OR 13(G) OF THE ACT, THE BENEFICIAL OWNER OF THE DISCLAIMED SHARES.

         (IV) CRL: DIRECTLY OWNS 6,203,546 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (V) KCI: DIRECTLY OWNS 1,443,083 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (VI) SHP: DIRECTLY OWNS 29,333 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (VII) WRE: DIRECTLY OWNS 559,020 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (VIII) PL: DIRECTLY OWNS 3,107,542 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (IX) RRL: DIRECTLY OWNS 1,003,239 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (X) TWI: DIRECTLY OWNS 1,425,499 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XI) HL: DIRECTLY OWNS 144,327 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XII) WPL: DIRECTLY OWNS 3,150,135 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XIII) GEL: DIRECTLY OWNS 527,545 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XIV) OTI: DIRECTLY OWNS 1,636,998 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XV) WKL: DIRECTLY OWNS 3,026,261 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XVI) FL: DIRECTLY OWNS 504,680 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XVII) HHL: DIRECTLY OWNS 2,200,000 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XVIII) HIL: DIRECTLY OWNS 1,529,982 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XIX) HRL: DIRECTLY OWNS 575,916 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XX) ML: DIRECTLY OWNS 661,246 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XXI) WPL: DIRECTLY OWNS 405,415 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XXII) GL: DIRECTLY OWNS 196,624 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XXIII) HDL: DIRECTLY OWNS 72,307 ORDINARY SHARES OF THE ISSUER. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (b)      Percent of class:

         (I)      HWL: 70.2%

         (II)     HTIHL: 70.2%

         (III) CKH: 0.6%. CKH AND EACH OF THE CKH SUBSIDIARIES EXPRESSLY DISCLAIMS OWNERSHIP OF THE 70.2% INTEREST IN THE ISSUER REPRESENTED BY THE 3,157,033,347 ORDINARY SHARES OF THE ISSUER BENEFICIALLY OWNED BY HUTCHISON WHAMPOA LIMITED AND HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED (SEE ITEM 4(A)(III))

         (IV) CRL: 0.1%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (V) KCI: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (VI) SHP: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (VII) WRE: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (VIII) PL: 0.1%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (IX) RRL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (X) TWI: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XI) HL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XII) WPL: 0.1%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XIII) GEL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XIV) OTI: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XV) WKL: 0.1%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XVI) FL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XVII) HHL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XVIII) HIL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XIX) HRL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XX) ML: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XXI) WPL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XXII) GL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (XXIII) HDL: 0.0%. OWNERSHIP OF THE DISCLAIMED SHARES IS DISCLAIMED (SEE ITEM 4(A)(III)).

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to direct the vote:

                  (I)      HWL: 3,157,033,347

                  (II)     HTIHL: 3,157,033,347

                  (III) CKH: 28,402,698 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (IV) CRL: 6,203,546 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (V) KCI: 1,443,083 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (VI) SHP: 29,333 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (VII) WRE: 559,020 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (VIII) PL: 3,107,542 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (IX) RRL: 1,003,239 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (X) TWI: 1,425,499 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XI) HL: 144,327 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XII) WPL: 3,150,135 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XIII) GEL: 527,545 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XIV) OTI: 1,636,998 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XV) WKL: 3,026,261 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XVI) FL: 504,680 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XVII) HHL: 2,200,000 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XVIII) HIL: 1,529,982 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XIX) HRL: 575,916 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XX) ML: 661,246 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XXI) WPL: 405,415 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XXII) GL: 196,624 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XXIII) HDL: 72,307 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (ii)     Shared power to vote or to direct the vote:

                  (I)      HWL: 0

                  (II)     HTIHL: 0

                  (III)    CKH: 0

                  (IV)     CRL: 0

                  (V)      KCI: 0

                  (VI)     SHP: 0

                  (VII)    WRE: 0

                  (VIII)   PL: 0

                  (IX)     RRL: 0

                  (X)      TWI: 0

                  (XI)     HL: 0

                  (XII)    WPL: 0

                  (XIII)   GEL: 0

                  (XIV)    OTI: 0

                  (XV)     WKL: 0

                  (XVI)    FL: 0

                  (XVII)   HHL: 0

                  (XVIII)  HIL: 0

                  (XIX)    HRL: 0

                  (XX)     ML: 0

                  (XXI)    WPL: 0

                  (XXII)   GL: 0

                  (XXIII)  HDL: 0

                  (iii)    Sole power to dispose or to direct the disposition:

                  (I)      HWL: 3,157,033,347

                  (II)     HTIHL: 3,157,033,347

                  (III) CKH: 28,402,698 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (IV) CRL: 6,203,546 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (V) KCI: 1,443,083 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (VI) SHP: 29,333 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (VII) WRE: 559,020 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (VIII) PL: 3,107,542 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (IX) RRL: 1,003,239 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (X) TWI: 1,425,499 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XI) HL: 144,327 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XII) WPL: 3,150,135 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XIII) GEL: 527,545 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XIV) OTI: 1,636,998 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XV) WKL: 3,026,261 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XVI) FL: 504,680 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XVII) HHL: 2,200,000 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XVIII) HIL: 1,529,982 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XIX) HRL: 575,916 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XX) ML: 661,246 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XXI) WPL: 405,415 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XXII) GL: 196,624 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (XXIII) HDL: 72,307 (EXCLUDES BENEFICIAL OWNERSHIP OF 3,157,033,347 ORDINARY SHARES WHICH ARE DISCLAIMED (SEE ITEM 4(A)(III)))

                  (iv)     Shared power to dispose or to direct the disposition:

                  (I)      HWL: 0

                  (II)     HTIHL: 0

                  (III)    CKH: 0

                  (IV)     CRL: 0

                  (V)      KCI: 0

                  (VI)     SHP: 0

                  (VII)    WRE: 0

                  (VIII)   PL: 0

                  (IX)     RRL: 0

                  (X)      TWI: 0

                  (XI)     HL: 0

                  (XII)    WPL: 0

                  (XIII)   GEL: 0

                  (XIV)    OTI: 0

                  (XV)     WKL: 0

                  (XVI)    FL: 0

                  (XVII)   HHL: 0

                  (XVIII)  HIL: 0

                  (XIX)    HRL: 0

                  (XX)     ML: 0

                  (XXI)    WPL: 0

                  (XXII)   GL: 0

                  (XXIII)  HDL: 0

Item 5         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group.

NOT APPLICABLE

Item 9.           Notice of Dissolution of Group.

NOT APPLICABLE

Item 10.          Certification.

NOT APPLICABLE

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  4 February, 2005

FOR AND ON BEHALF OF
HUTCHISON WHAMPOA LIMITED

By:     /s/ Frank Sixt
        --------------------------------
Name:   Frank J. Sixt
Title:  Director

FOR AND ON BEHALF OF
HUTCHISON TELECOMMUNICATIONS INVESTMENT
HOLDINGS LIMITED

By:     /s/ Frank Sixt
        --------------------------------
Name:   Frank J. Sixt
Title:  Director

FOR AND ON BEHALF OF
CHEUNG KONG (HOLDINGS) LIMITED

By:     /s/ Frank Sixt
        --------------------------------
Name:   Frank J. Sixt
Title:  Director

FOR AND ON BEHALF OF
CONTINENTAL REALTY LTD.
KAM CHIN INVESTMENT S.A.
SHINING HEIGHTS PROFITS LIMITED
WHITE RAIN ENTERPRISES LIMITED
POLYCOURT LIMITED
RICHLAND REALTY LIMITED
TOP WIN INVESTMENT LIMITED
HALDANER LIMITED
WINBO POWER LIMITED
GOOD ENERGY LIMITED
ORIENTAL TIME INVESTMENT LIMITED
WELL KARIN LIMITED
FUMANDA LIMITED
HARVESTIME HOLDINGS LIMITED
HARROWGATE INVESTMENTS LIMITED
HISLOP RESOURCES LIMITED
MIRABOLE LIMITED
WEALTH PLEASURE LIMITED
GUIDEFIELD LIMITED
HEY DARLEY LIMITED

By:     /s/ Edmond Ip
        --------------------------------
Name:   Edmond Ip
Title:  Director

                       EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: 4 February, 2005

FOR AND ON BEHALF OF
HUTCHISON WHAMPOA LIMITED

By:     /s/ Frank Sixt
        --------------------------------
Name:   Frank J. Sixt
Title:  Director

FOR AND ON BEHALF OF
HUTCHISON TELECOMMUNICATIONS INVESTMENT
HOLDINGS LIMITED

By:     /s/ Frank Sixt
        --------------------------------
Name:   Frank J. Sixt
Title:  Director

FOR AND ON BEHALF OF
CHEUNG KONG (HOLDINGS) LIMITED

By:     /s/ Frank Sixt
        --------------------------------
Name:   Frank J. Sixt
Title:  Director

FOR AND ON BEHALF OF
CONTINENTAL REALTY LTD
KAM CHIN INVESTMENT S.A.
SHINING HEIGHTS PROFITS LIMITED
WHITE RAIN ENTERPRISES LIMITED
POLYCOURT LIMITED
RICHLAND REALTY LIMITED
TOP WIN INVESTMENT LIMITED
HALDANER LIMITED
WINBO POWER LIMITED
GOOD ENERGY LIMITED
ORIENTAL TIME INVESTMENT LIMITED
WELL KARIN LIMITED
FUMANDA LIMITED
HARVESTIME HOLDINGS LIMITED
HARROWGATE INVESTMENTS LIMITED
HISLOP RESOURCES LIMITED
MIRABOLE LIMITED
WEALTH PLEASURE LIMITED
GUIDEFIELD LIMITED
HEY DARLEY LIMITED

By:     /s/ Edmond Ip
        --------------------------------
Name:   Edmond Ip
Title:  Director